Exhibit 99.1 - Press release issued August 9, 2005

1411 Third Street, PO Box 5004, Port Huron, MI 48061-5004

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY, INC. ANNOUNCES PRICING OF OFFERING OF 4,300,000 SHARES OF COMMON STOCK

PORT HURON, MI, AUGUST 9, 2005 -- SEMCO ENERGY, Inc. (NYSE:SEN) today announced the pricing of its public offering of 4,300,000 shares of its common stock at a price of $6.32 per share. The gross proceeds, before commissions and expenses, of the public offering will be approximately $27.2 million. The Company has also granted the underwriters of the offering an over-allotment option to purchase an additional 645,000 shares of common stock. All of the shares are being sold by the Company. The offering is expected to close on August 15, 2005.
Credit Suisse First Boston LLC is acting as lead manager for the offering. Natexis Bleichroeder Inc. and A.G. Edwards are acting as co-managers.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the shares of common stock that the Company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer of shares of common stock will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.
Copies of the final prospectus supplement and accompanying prospectus may be obtained from Credit Suisse First Boston, Prospectus Department, 1 Madison Avenue, New York, New York 10010-3629 (212-325-2580).

SEMCO ENERGY, Inc. distributes natural gas to more than 404,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.